Exhibit 10.3

LICENSE AGREEMENT

This License Agreement is made and entered into as of the 1st day of January 2010 (the “Effective Date”) by and between Voit Corporation, a Texas corporation with offices at 4414 Centerview Drive, Suite 204, San Antonio TX 78228 (“Licensor”), and Sport Supply Group Inc., a Delaware corporation with offices at 1901 Diplomat Drive, Farmers Branch, TX 75234 (“Licensee”).  Capitalized terms used in this Agreement and not otherwise defined in the context in which they are used shall have the meanings ascribed to them in Section 1 herein.

WITNESSETH:

WHEREAS, Licensor has certain rights in the Voit Intellectual Property (as defined below); and

WHEREAS, Licensee desires to use the Voit Intellectual Property in connection with the sourcing, importing, marketing, sale, and distribution of Licensee Products in the Territory to its customers in accordance with the terms and conditions set forth in this Agreement, and Licensor desires to grant to Licensee the right to use the Voit Intellectual Property in accordance with such terms and conditions; and

WHEREAS, Licensee recognizes that the valuable reputation and goodwill attaching to the Voit Intellectual Property is dependent for its preservation on the high quality standards set forth in this Agreement, and, accordingly, Licensee is willing to comply with Licensor's standards, as required by the terms set forth herein, in order to obtain such quality and to cooperate with Licensor, as required by the terms contained herein, in preserving the reputation and goodwill attaching to the Voit Intellectual Property.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1      Definitions:  As used herein, the following terms shall be defined as set forth below:

(a)          “Contract Quarter” means each successive three month period during the Term, commencing with the Effective Date.

(b)          “Contract Year” means each successive twelve month period during the Term, commencing with the Effective Date.

(c)          “Customers” means the Exclusive Customers and the Non-Exclusive Customers.

(d)          “Exclusive Customers” shall be specifically:

(A)           Institutional sporting goods customers, including but not limited to recreational departments, educational institutions, youth sports leagues, community service groups, PTA’s, athletic teams, and other team sports associations;

(B)           Any reseller of sporting goods which realizes more than 50% of its total sporting goods revenues from customers of the type listed in Section 1(d)(A) above; and

(C)           Persons or entities receiving Licensee’s various catalogs, or purchasing by or through Licensee’s various catalogs and/or websites.

(e)         “Licensee Products” shall mean the Licensee products of the type listed in Schedule B attached hereto.

(f)          “Losses” shall mean all settlements, judgments, awards, fines, penalties, interest, liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees and disbursements and court costs).

(g)         “Marks” shall mean trademarks listed in Schedule A attached hereto.

(h)         “Minimum Royalty” shall mean, for each Contract Year during the Initial Term, an amount equal to $130,000.  Thereafter, the Minimum Royalty may be increased pursuant to the terms of this Agreement.

(i)          “Net Sales” shall mean the total dollar amount of gross sales by Licensee of all Licensee Products at the invoiced selling price less customary discounts, returns actually made or allowed. No deductions shall be made for costs incurred in manufacturing, selling, distributing, or advertising the Licensee Products, or for the uncollectible accounts, taxes, cash discounts, or similar allowances. In the case of sales to or use of the Licensee Products by a company associated with Licensee or any other sales to related companies, the sales price shall be the price regularly charged to the Licensee's independent bona fide customers.

(j)          “Non-Exclusive Customers” shall mean:

(A)           Samsclub.com, walmart.com, and target.com;

(B)           Amazon.com pursuant to the terms and provisions of that certain Merchants@Amazon.com Participation Agreement by and between Amazon.com Payments Inc. and Licensee, a copy of which has been provided to Licensor or pursuant to Amazon’s Prime program whereby Amazon purchases and inventories Licensee’s products;

(C)           Premium and incentive wholesale accounts; and

(D)           Consumers within the Territory (including without limitation, individual consumers purchasing for their own account) and On-Line Sellers (as defined below) located through E-Commerce (as defined below). “On-line Sellers” shall mean any and all entities that sell, offer to sell, resell or offer to resell a Licensee Product through E-Commerce. “E-Commerce” shall mean conducting business (including the advertisement, offer for sale, sale and distribution of products) through a global, international, national, local or other electronic network (such as the Internet, private network or corporate intranet), or any subpart thereof, which may be accessed or created now, or in the future, and any other current or future means or method of advertisement, sale, order taking or distribution via an electronic means.

(k)          “Territory” shall mean the United States.

(l)           “Voit Intellectual Property shall mean the intellectual property listed in Schedule A attached hereto, including the Marks.

2       Scope of License:

(a)         Licensor hereby grants to Licensee, and Licensee hereby accepts, (i) an exclusive right to use the Voit Intellectual Property in the Territory in connection with the sourcing, importing, marketing, manufacturing, sale, distribution, display, promotion, and advertising of the Licensee Products to the Exclusive Customers only, upon the terms and conditions hereinafter set forth and (ii) the non-exclusive right to use the Voit Intellectual Property in the Territory in connection with the sourcing, importing, marketing, manufacturing, sale, distribution, display, promotion, and advertising of the Licensee Products to the Non-Exclusive Customers.

(b)         The rights and licenses described in Section 2(a) above shall extend to any independent contractors, agents, permitted assignees or sublicensees, or service providers providing services to or on behalf of Licensee (“Permitted Third Parties”) but shall not include the right to pledge or otherwise encumber the Marks or Licensee's right and license to use the Marks.  Notwithstanding the foregoing, Licensor consents to Licensee’s limited assignment of Licensee’s rights under this Agreement to Licensee’s lender(s) so long as such limited assignment is substantially in the form of the Limited Assignment attached hereto as Schedule C.

(c)          Licensor acknowledges that the rights and licenses set forth in this Agreement include, but are not limited to, the non-exclusive right for On-Line Sellers who have purchased or agreed to purchase Voit branded Licensee Products from Licensee, to resell and distribute Voit branded Licensee Products to any person or entity through E-Commerce.

(d)         Since the right to sell through E-Commerce (whether on Licensee’s websites or through On-Line Sellers) contemplates marketing and advertising Voit branded products throughout the entire world, Licensor hereby grants to Licensee the non-exclusive right and license for (1) Licensee, (2) customers of Licensee who have or may purchase Voit branded Licensee Products from Licensee, and (3) others authorized by Licensee, to display and otherwise promote advertise, merchandise, and offer for sale all Voit branded Licensee Products throughout the world to any person or entity of any type, including but not limited to the general public.

(e)          It is expressly understood that Licensor and its designees, licensees, successors and assigns may sell any products of the type listed as Licensee Products to any customers other than Customers (as defined herein), and that Licensor or its designees, licensees, successors and assigns may sell to Customers any products other than products of the same type as any of the Licensee Products.

3       Term:

(a)          This Agreement shall become effective as of the Effective Date.

(b)          The initial term (“Initial Term”) of this Agreement shall commence on the Effective Date and shall continue for five years unless earlier terminated as provided herein.  This Agreement shall thereafter automatically renew for up to two subsequent five year periods (the Initial Term and each subsequent five year period may each hereinafter be referred to as a “Five Year Period” and collectively as the “Term”) unless either party notifies the other party of its intention not to renew at least 180 days before the end of the Initial Term or any such five-year extension, or the Agreement is otherwise terminated in accordance with the terms herein.

4       Royalties and Payments:

(a)          As compensation for the rights and license granted hereunder, Licensee shall pay to Licensor (i) the Minimum Royalty to be paid in advance on or before January 30th of each Contract Year and (ii) any additional Royalties owed to Licensor pursuant to Section 4(b) below.  Licensor may increase the Minimum Royalty once per completion of each Five Year Period provided (A) Licensor provides Licensee written notice of such increase at least 180 days prior to the last day of the concluding Five Year Period and (B) the Minimum Royalty is not increased by more than (x) fifteen (15) percent or (y) the cumulative increase in the rate of inflation for such Five Year Period, whichever is less.  In order to determine the increase in inflation during such Five Year Period, the parties agree to use the Bureau of Labor Statistics Consumer Price Index for all Urban Consumers (CPI-U), U.S. City Average, all items, base period (1982-1984), reference period-December.  The reference period for the first Five Year Period will compare the December 2014 index to the December 2009 index.

(b)          Within thirty (30) days after the end of each Contract Year, Licensee shall pay Licensor an amount equal to the difference, if positive, of subtracting (i) four percent (4%) of all Net Sales during that Contract Year (“Royalty”) minus (ii) the Minimum Royalty paid by Licensee pursuant to Section 4(a) above. Such payments shall be made in accordance with the Method of Payment specified in Section 14 hereto.

(c)          Within thirty (30) days following each Contract Quarter, Licensee shall submit a royalty report (“Royalty Report”), consistent in the format historically sent by Licensee to Licensor, or in another mutually agreeable format that may be reasonably established by Licensor from time to time, certified by an officer of Licensee as true and accurate, including but not limited to detailed information on Net Sales by Licensee during said Contract Quarter, the computation of Royalties hereunder, and a statement of Net Sales by the Licensee for each month of the Contract Quarter.

(d)         Licensee agrees to pay interest at the lesser of (i) twelve (12%) percent per annum or (ii) the maximum rate permitted by law on Royalties or Minimum Royalties due and not paid by Licensee for more than 30 days following Licensee’s receipt of written notice of such nonpayment from Licensor.

5       Quality Standards:

(a)          Licensor acknowledges that it has approved Licensee’s current use of the Marks on Licensee’s Products in existence on the Effective Date and in advertising and promotional materials, including but not limited to: (i) Licensee’s uses on binders, tradeshow booths, letterhead, and other marketing materials; and (ii) the uses in the Licensee’s catalogs, fliers, post cards, web pages and other marketing materials.   Licensor further acknowledges and agrees that any use by Licensee or Permitted Third Parties of the Marks on Licensee’s Products or on Licensee’s advertising and marketing material that does not materially differ from the uses by Licensee prior to the Effective Date (including but not limited to replicating such uses on Internet web pages, fliers, mailers, catalogs and other advertising pieces) will not require any additional approvals. Licensee shall revise any photographs in its catalogs and on its websites that do not reflect the type style requested by Licensor as of the date of this Agreement and such revisions shall be reflected in Licensee’s Spring 2011 catalog.

(b)         Subject to the foregoing, prior to any use of any of the Marks on any new products or new advertising/marketing, Licensee shall furnish to Licensor, for the approval of Licensor, samples and mock-ups of all Licensee Products and copies of all formats of all advertising and promotional material on which any such Marks appear (the “Materials”).  All samples and mock-ups shall be sent in accordance with the Notice provisions set forth in Section 17 hereof.  Licensor shall have the right to approve all Licensee Products or Materials or to require Licensee, as a condition to Licensor's approval, to make alterations or modifications to such Licensee Products or Materials and promptly resubmit the same to Licensor.  Such approval shall not be unreasonably withheld.  Any Licensee Products and/or Materials submitted to Licensor shall be deemed approved unless Licensor notifies Licensee to the contrary within fifteen (15) days after receipt of such Licensee Products and/or Materials.  Licensee shall not distribute, sell, display or advertise any Licensee Products unless and until the sample for such Licensee Product has been approved or deemed approved by Licensor pursuant to this Section 5(b).  All Licensee Products manufactured, distributed, sold, displayed and/or advertised by Licensee shall conform to the sample approved or deemed approved by Licensor.  Licensor shall not be obligated to return to Licensee any samples that it receives pursuant to this Section 5.  Color changes, model changes, style and grade designations, cosmetic type changes, or changes that do not materially alter the specifications of a Licensee Product or Materials will not constitute a new product or advertising that requires Licensor’s approval under this agreement.

(c)         Upon request of Licensor but, in any event, not more than once per Contract Year, Licensee shall furnish, or cause to be furnished, to Licensor current production samples of the Licensee Products and the advertising, labeling, packaging and boxing thereof, to allow Licensor to verify that the Licensee Products being manufactured conform to the samples approved by Licensor pursuant to Section 5(b) above.  Licensor shall have the same right of approval or disapproval with respect to each current production sample as it has with respect to samples pursuant to Section 5(b) above.  In the event that Licensor gives Licensee notice of disapproval of any current production sample, Licensee shall promptly cure the non-conformity and resubmit a conforming current production sample to Licensor for approval.  If a conforming current production sample is not submitted by Licensee and approved or deemed approved by Licensor within thirty (30) calendar days of Licensor's initial notice of disapproval, Licensee shall, on written notice from Licensor, cease manufacture, distribution, and sale of such Licensee Product until such approval is obtained.  Licensor acknowledges that, due to the catalog nature of Licensee’s business, it is not feasible to remove such products from the catalog until Licensee’s existing catalog is replaced by a new catalog.

(d)         Licensee shall manufacture, distribute, display, sell and advertise the Licensee Products in accordance with the standards of quality associated with the Marks as may be reasonably established by Licensor from time to time and, to insure compliance, Licensor or its designated representative shall be permitted, no more than once per Contract Year, upon at least 30 days prior written notice, to inspect any facility used to manufacture, distribute, display or sell the Licensee Products.

(e)         Licensee shall comply at all times at its sole expense with all applicable laws and regulations pertaining to the sale, display, distribution, advertisement and performance of the Licensee Products.

(f)          Upon Licensor's request, Licensee shall provide Licensor with satisfactory evidence of the types and extent of its uses of the Marks.

6       Promotion of Licensee Products:

Licensee shall use commercially reasonable efforts to promote the Licensee Products sold under the Marks and to coordinate the manufacture, distribution, sale, display, and advertising of the Licensee Products sold under the Marks so as to maintain and enhance the value of the goodwill residing in the Marks.

7       Licensee Representations and Warranties:  Licensee hereby represents and warrants that:

(a)          It has full right, power, and authority to enter into this Agreement.

(b)          Its execution, delivery and performance of this Agreement do not and shall not contravene any contractual restriction binding on or affecting any of its properties, nor its certificate of incorporation, nor its by-laws.

(c)          This Agreement has been duly executed and delivered by Licensee and is a legal, valid and binding obligation of Licensee enforceable against Licensee in accordance with its terms.

8       Licensor Representations, Warranties and Covenants:  Licensor hereby represents and warrants that:

(a)          It has full right, power, and authority to enter into this Agreement.

(b)          It shall use its best efforts to secure and maintain all necessary rights to effectuate the terms of this License Agreement.

(c)          Its execution, delivery, and performance of this Agreement do not and shall not contravene any contractual restriction binding on or affecting any of its properties, nor its certificate or articles of incorporation, nor its by-laws.

(d)         This Agreement has been duly executed and delivered by Licensor and is a legal, valid, and binding obligation of Licensor enforceable against Licensor in accordance with its terms.

(e)          No other person or entity has been granted a right which would conflict with Licensee’s rights hereunder.

(f)          Licensor is not insolvent and this Agreement is not being entered into in contemplation of Licensor’s insolvency nor are such transactions being consummated with any intent to hinder, delay or defraud any of Licensee’s creditors.

(g)         Licensor owns the entire right, title and interest in and to the Voit Intellectual Property, free and clear of all liens, claims and encumbrances of any kind, and Licensor has the exclusive rights to license the Voit Intellectual Property.  Licensee’s use of the Voit Intellectual Property in accordance with and for the purposes set forth in this Agreement will not infringe the contractual or proprietary rights of any third party or conflict with any other agreement.  To Licensor’s knowledge, there is no infringement of the Voit Intellectual Property by any third party.  The Voit Intellectual Property includes all of the trademarks containing the “Voit” name or any derivation thereof that Licensor owns or has the right to use.

(h)         During the term of this Agreement, Licensor shall use its best efforts to obtain, maintain and renew the Voit Intellectual Property and the registrations thereof and shall not permit other persons to use the Voit Intellectual Property in any manner that would conflict with Licensee’s rights under this Agreement.

(i)          Licensor has not, and neither it nor any successor will, sell, assign, transfer or otherwise encumber any of its rights in the Voit Intellectual Property or create any lien, pledge or security interest in the Voit Intellectual Property, or any part thereof, or permit the Voit Intellectual Property or any part thereof to be or become subject to any lien, pledge or security interest, attachment or other encumbrance without first agreeing to give and giving Licensee, in a form and substance that is customary for license agreements or otherwise mutually agreeable to Licensor and Licensee, a first lien security interest in the Voit Intellectual Property to secure Licensor’s performance under this Agreement and to secure any damages that would accrue to Licensee in the event of a rejection of this Agreement in any bankruptcy proceeding.  Licensor and Licensee agree that no security interest or other lien created by Licensor in the Voit Intellectual Property will be valid until the secured party has agreed in writing with Licensee that the secured party’s rights and interests in the Voit Intellectual Property will be subordinate to the rights of Licensee in the Voit Intellectual Property as provided in this Agreement and pursuant to any security interest to be granted to Licensee pursuant to the immediately preceding sentence.

9      The Marks:

(a)         Licensee shall duly include the Marks on or with all Licensee Products sold under the Marks and shall include all notices and legends with respect to the Marks as are required by applicable federal, state, and local trademark laws or any other laws which may be reasonably requested by Licensor.

(b)         Except (i) as required by law, (ii) with respect to Licensee Products in existence on the Effective Date, or (iii) as specifically agreed by Licensor by prior writing, no other name, trademark, inscription or designation whatsoever shall be affixed to the Licensee Products or packaging for the Licensee Products. If Licensor does not object in writing to a proposed new use of another designation on any Voit branded product within fifteen (15) days after its receipt of notice from Licensee of the intended use, the proposed new use will be deemed approved.  In connection with the execution of this Agreement, Licensor has approved Licensee’s use, in any combination with the Marks, of all designations of any type used in connection with a Voit branded product as shown in Licensee’s catalogs and websites.  In the event that Licensee seeks to affix to a Licensee Product the name of an individual endorsing that Licensee Product, Licensee shall request written approval from the Licensor to do so, such approval not to be unreasonably withheld.

(c)          Licensee hereby acknowledges Licensor's right, title and interest in and to the Marks and Licensor's right to use and license the use of the Marks and agrees not to claim any title to the Marks or any right to use the Marks except as permitted by this Agreement. Licensee shall not directly or indirectly question, attack, contest, or in any other manner, impugn the validity of the Marks or Licensor rights in and to the Marks, or the license herein granted, including, without limitation thereto, in any action in which enforcement of the provisions of this Agreement is sought, nor shall Licensee willingly become a party adverse to Licensor in litigation in which a third party is contesting the validity of the Marks or Licensor's right in and to the Marks.

(d)         Licensee shall at no time adopt or use, without Licensor's prior written consent, any variation of the Marks or any work or mark likely to be similar to or confusing with the Marks.

(e)          Licensee shall conduct the merchandising and sale of the Licensee Products in good faith and in a dignified manner, consistent with the general reputation of the Marks and Licensor, and in accordance with commercially reasonable trademark practice.

(f)          Any and all goodwill arising from Licensee's use of the Marks shall inure solely to the benefit of Licensor, and neither during nor after the Term shall Licensee assert any claim to the Marks or such goodwill. Licensee shall not take any action that could be detrimental to the goodwill associated with the Marks or with Licensor.

(g)         Licensee shall, during the Term of this Agreement and during the two (2) year period following termination hereof, execute such documents as Licensor may reasonably request from time to time to ensure that, as between the parties to this Agreement, all right, title and interest in and to the Voit Intellectual Property resides in Licensor.

10     Infringement:

(a)         Each party shall notify the other promptly of any actual or threatened infringements, imitations, or unauthorized use of the Marks by others of which such party becomes aware. Subject to Licensee’s rights and Licensor’s obligations pursuant to this Section 10, Licensor shall have the sole right, and shall take all reasonable steps at its expense, to bring any action on account of any such infringements, limitations or unauthorized use, and Licensee shall, at Licensor’s expense, cooperate with Licensor, as Licensor may reasonably request, in connection with any such action brought by Licensor. Licensor shall retain any and all damages, settlement, and/or compensation paid in connection with any such action brought by Licensor. If Licensor does not undertake such action within thirty (30) calendar days after notice from Licensee of such alleged infringement, Licensee may prosecute the same, at its expense and with counsel of its own choosing, provided that no settlement shall be made without the prior written approval of Licensor (which approval shall not be unreasonably withheld) and Licensee shall advise Licensor periodically of the status of the action and promptly of any material developments. In the event that any damages, settlement, and/or compensation are paid in connection with any such action, Licensee shall first retain an amount in reimbursement of its expenses and any damages Licensee suffered as a result of such infringement; any remaining amount shall be divided equally between Licensee and Licensor.

(b)         Licensor, at its expense, shall defend and indemnify and save and hold Licensee and its subsidiaries and affiliates and their respective directors, officers, stockholders, and employees and permitted assigns harmless from and against any and all liabilities, claims, causes of action, suits, damages, Losses and expenses, including reasonable attorney's fees and expenses, by reason of alleged or actual violation or infringement of any trademarks and/or service marks held by third parties, based on Licensee exercising its rights related to the Voit Intellectual Property granted pursuant to this Agreement. If Licensor does not give notice to Licensee of its intent to defend or settle such action within sixty (60) calendar days after notice from Licensee of such alleged infringement, Licensee may defend the same, at the sole cost and expense of Licensor, provided that no settlement shall be made without the prior written approval of Licensor (which approval shall not be unreasonably withheld) and Licensee shall advise Licensor periodically of the status of the action and promptly of any material developments. Licensor reserves the right to participate at any time in such proceedings.

(c)          Licensor shall have the right to compromise and settle any suit, claim or proceeding in the name of Licensee; provided, however, that Licensor shall not compromise or settle a suit, claim or proceeding (i) unless it indemnifies Licensee for all Losses arising out of or relating thereto and (ii) that includes an admission of liability of Licensee or seeks any material non-monetary relief, without the written consent of Licensee, which consent shall not be unreasonably withheld.

(d)         The terms of this Section 10 shall survive the termination of this Agreement.

11     Books, Records, and Statements:

(a)         Licensee shall maintain during the Term of this Agreement and for at least two (2) years following the termination hereof true and accurate books and records in which there shall be reflected all sales of the Voit branded Licensee Products.

(b)         Licensee shall furnish to Licensor with each payment of Royalties as provided in Section 4 hereof, a Royalty Report as described in Section 4(c) hereof, or in another mutually agreeable format that may be reasonably established by Licensor from time to time. The information on this Royalty Report shall be held and treated by the Licensor and its representatives and affiliates in confidence and will not, without the prior written consent of Licensee, be disclosed or used by the Licensor or its representatives or affiliates other than in connection with this Agreement.  Notwithstanding the foregoing, the information in the Royalty Report will not be deemed confidential if such information becomes generally available to the public other than as a result of a disclosure by the Licensor or any of its representatives or affiliates. Such Royalty Report shall be submitted whether or not they reflect any sales. Failure to submit timely reports and/or any payments will incur an additional charge of one (1%) per month on any balance unpaid as of the thirtieth day following Licensee’s receipt of written notice from Licensor of such failure to timely pay. The receipt or acceptance by Licensor of any Royalty Reports pursuant to this license or of any Royalties paid hereunder (or the cashing of any Royalty checks paid hereunder) shall not preclude Licensor or Licensee from questioning the correctness thereof at any time.

(c)          Licensor, at its expense, shall have the right, no more than once per Contract Year, during regular business hours, upon ten (10) business days' notice to Licensee, to examine or audit the books and accounts and records of Licensee which pertain to the manufacture, sale, display, advertising, and promotion of Licensee Products sold under the Mark and any other books and records that may be reasonably required by Licensor's accountants in order to verify the figures reported in any Royalty Report.  Such books of accounts and records shall be made available to Licensor and its accountants at a location mutually agreed upon by the parties. Licensee shall render all commercially reasonable assistance to Licensor and its accountants for the purpose of facilitating the checking or auditing of sales and of the figures set forth in any of Licensee's Royalty Reports. If, as a result of such examination or audit, Licensor's accountants determine that the amount of royalties due to Licensor was greater than the amount of Royalties reported by Licensee in its quarterly Royalty Reports, Licensor shall promptly furnish to Licensee a copy of the report furnished of its accountants setting forth the amount of the deficiency in payment of Royalties (the “Deficiency”) and showing, in reasonable detail, the bases upon which the same was determined. Licensee shall remit to Licensor a sum equal to the amount of the Deficiency so claimed within thirty (30) days after notification of the Deficiency, plus accrued interest calculated at the rate of twelve percent (12%) per annum. In addition, if the examination or audit reveals an underpayment of the Royalties in any six month period and Licensee does not dispute the amount of the alleged underpayment, Licensee shall promptly remit to Licensor the reasonable cost of such examination or audit.

12     Indemnification/Insurance:

(a) Licensee, at its expense, shall defend and indemnify and save and hold Licensor harmless from and against any and all liabilities, claims, causes of action, suits, damages and expenses, including reasonable attorney's fees and expenses, which Licensor becomes liable for, or may incur or be compelled to pay by reason of acts, whether of omission or commission, that may be committed or suffered by Licensee or any of its partners, servants, agents, contractors, consultants, advisors, employees or affiliates in connection with Licensee's performance of this Agreement or in connection with the Licensed Products (other than Licensed Products acquired from Licensor or its affiliates) manufactured, distributed, sold, displayed, advertised or promoted by Licensee, irrespective of whether any prior approvals shall have been given by Licensor with respect thereto. The indemnification shall not apply to any claims initiated because of an act or omission by Licensor or to any trademark infringement action brought by a third party against Licensee or Licensor, provided that Licensee has abided by the terms of this Agreement. The provisions of this Section 12 (a) shall survive the termination of this Agreement.

(b) Licensee agrees to obtain and keep in full force and effect, during the term of this Agreement at its sole cost and expense, policies of insurance insuring against those risks customarily insured under general liability policies, including, but not limited to, "product liability" and "completed operations". Such policies of insurance shall have endorsements or coverage with combined single limits of not less than one million dollars ($1,000,000) and shall name the Licensor as an additional insured thereunder. Licensee shall notify Licensor within thirty (30) days of Licensee’s receipt of any notice of cancellation. It is also agreed that the "other insurance" clause, if any, will be deleted from such policy, that the insurance under such policy shall be primary, and that other insurance in force is neither primary nor contributing.

(c) Licensee shall provide to Licensor, within thirty (30) days of the effective date of this Agreement, a certificate showing proof that such policies of insurance are in effect.

(d) Licensee shall give Licensor thirty (30) days' prior written notice of any reduction in limits or termination of such policies of insurance, or of any intention on the part of Licensee not to pay the premiums thereof.

13     Termination:

(a)          This Agreement shall be terminable only in accordance with the provisions of this section.  In the event of any material breach of this Agreement, the aggrieved party shall promptly provide written notice of the specific material breach, and, except as set forth in Section 13(b), the party committing such breach shall have sixty (60) days after its receipt of the written notice of the specific material breach to effect a cure thereof.  If such a material breach is not cured within such sixty (60) day period, the aggrieved party shall have the right to terminate this Agreement by written notice of termination, provided, however, if such material breach is of a nature that it is unable to be cured within such sixty (60) day period despite the good faith efforts of the party receiving the notice, then the aggrieved party may not terminate this Agreement so long as the other party is diligently procuring such cure and, in fact, subsequently effects such cure within a reasonable period of time.

(b)          Without prejudice to any other rights hereunder, each party (the “Terminating Party”) shall have the right to terminate this Agreement on notice to the other party (the “Non-Terminating Party”), effective immediately upon the Non-Terminating Party’s receipt of said notice, in the event of the occurrence of any of the following events:

(i)           the adjudication of insolvency or the making by the Non-Terminating Party of an assignment for the benefit of creditors;

(ii)           the filing by or against the Non-Terminating Party of, or the entry of an order for relief against the Non-Terminating Party in any voluntary or good faith involuntary proceeding under any bankruptcy, insolvency, reorganization or receivership law, including without limitation the U.S. Bankruptcy code, or an admission seeking relief as herein allowed, which filing or order shall not have been vacated within sixty (60) calendar days from the entry thereof;

(iii)           the appointment of a receiver for all or a substantial portion of the Non-Terminating Party’s property and such appointment shall not be discharged or vacated within sixty (60) calendar days of the date thereof; or

(iv)           the assumption of custody, attachment or sequestration by a court of competent jurisdiction of all or a significant portion of the Non-Terminating Party’s property.

(c)          Licensee’s failure to pay the Minimum Royalty (or any portion thereof) in accordance with the provisions of Section 4 shall be considered a material breach of this Agreement that is subject to cure within ten (10) business days after Licensee’s receipt of a written notice of such breach.  Licensee’s failure to pay any material amount due under Section 4 of this Agreement other than the Minimum Royalty shall be considered a material breach of this Agreement that is subject to cure within thirty (30) days after Licensee’s receipt of a written notice of the specific amount due to Licensor, provided, however, if: i) there is a good faith dispute about the amount that is due to Licensor under Section 4, then Licensee’s failure to pay the disputed amount will not be a material breach of this Agreement unless Licensee fails to pay to Licensor any amount ultimately deemed due within thirty (30) days of the final resolution of the good faith dispute; or ii) as a result of an audit conducted in accordance with Section 11(c) of this Agreement, it is determined that Licensee owes Licensor an additional amount under Section 4, then Licensee’s failure to pay that amount will not be a material default of this Agreement unless Licensee fails to pay to Licensor any amount ultimately deemed due within thirty (30) days of the final resolution of the audit.

(d)          In the event of any non-material breach under this Agreement, the aggrieved party shall promptly provide written notice of the non-material breach.  The parties agree that non-material breaches cannot be a basis for terminating this Agreement.  The parties further agree that the matters that may result in non-material breaches include, but are not limited to, the following:

(i)           Whether Licensee has sold a Voit-branded product to a customer that is not covered by Licensee’s license under this Agreement;

(ii)           Whether Licensee has sold a Voit-branded product that is not covered by Licensee’s license under this Agreement;

(iii)           Whether a product advertised, offered or sold by Licensee is a new product that requires approval under Section 5(b) or is already a Licensee Product as defined in this Agreement;

(iv)           Whether Licensee or Licensor has complied with the approval provisions of Section 5; and

(v)           Whether Licensee has complied with the requirements of Section 9(b).

Licensee agrees to refrain from intentionally or willfully taking any actions that would violate the spirit of this Agreement.

 (e)         If Licensee has intentionally and willfully failed to obtain the approval required under Section 5(b) for more than five (5) products in any single Contract Year, then such intentional and willful failure shall constitute a material breach of the Agreement that is subject to the provisions of Section 13(a).  In that case, Licensee will be deemed to have cured the breach by either obtaining Licensor’s approval for the products in accordance with the provisions of Section 5(b) or by stopping future sales of the products within sixty (60) days of Licensee’s receipt of the notice required by Section 13(a).

(f)          Upon termination of this Agreement, unless otherwise permitted by Licensor, Licensee shall discontinue using the Voit Intellectual Property in connection with the manufacture, advertisement, sale, distribution and promotion of the Voit-branded Products, with the following exceptions:

(i)          Licensee and its Permitted Third Parties shall be permitted to use the Voit Intellectual Property in accordance with the provisions of this Agreement to fulfill any orders for Voit-branded Products received as a result of catalogs then in circulation, including catalogs published by or for customers of Licensee.

(ii)         For twenty-four (24) months (the “Sell-Off Period”) following the termination of this Agreement in accordance with the provisions of Section 13, Licensee shall be permitted to advertise, sell or otherwise distribute (a) Licensee’s inventory of all Voit-branded products and unfinished Licensee Products meant to be Voit-branded products when finished, including the right to finish any work-in-process and use supplies of raw materials on hand or ordered, (b) all Voit-branded products ordered from a supplier prior to termination under purchase orders which cannot be cancelled without penalty to or a claim against Licensee and (c) all Voit-branded products ordered prior to termination under binding sales orders outstanding at the time of such termination which sales orders cannot be cancelled without penalty to or a claim against Licensee.  Licensee will send to Licensor a summary of all of the inventory of Voit-branded products described in subsections (a), (b) and (c) of this paragraph.

(iii)         The parties agree that during the Sell-Off Period, they shall abide by and uphold their rights and obligations accrued or existing as of termination of the Agreement.  The parties further agree that the representations, rights and obligations contained in Sections 5, 7, 8, 10, 11, 12(a), 13, 14, 17, 18, 19 and 20 will survive the termination of this Agreement.

(g)          At the conclusion of the Sell-Off Period, Licensee’s obligation to pay Licensor any future royalty, including the Minimum Royalty, shall terminate, provided, however, this provision will not affect Licensee’s obligation to pay Licensor any royalty due and owing as of the end of the Sell-Off Period.  If the Sell-Off Period ends at any time other than the end of a Contract Year, the Minimum Royalty for that Contract Year will be pro-rated based on a fraction, the numerator of which is the number of months of the Contract Year that occurred prior to the end of the Sell-Off Period and the denominator of which will be 12.

(h)          Any termination under this Section 13 shall not affect any rights that have accrued prior to termination (including, without limitation, royalties due to Licensor) and shall be without prejudice to any other legal or equitable remedies to which the terminating party may be entitled by reason of such rights.  Notwithstanding anything to the contrary contained herein, if this Agreement is terminated during a Contract Year in which Licensee has paid a Minimum Royalty (i.e., after January 30), then Licensee shall be subject to the terms of Section 4(b) for the remainder of such Contract Year and shall only be liable to pay royalties at a rate equal to four percent (4%) of all Net Sales during the subsequent Contract Years in the Sell-Off Period with no obligation to pay a Minimum Royalty. Notwithstanding anything to the contrary contained herein, if this Agreement is terminated during a Contract Year in which Licensee has not paid a Minimum Royalty (i.e., before January 30), then Licensee shall only be liable to pay royalties at a rate equal to four percent (4%) of all Net Sales during the entire Sell-Off Period with no obligation to pay a Minimum Royalty.

14          Method of Payment:  All payments due pursuant to this Agreement shall be made by check unless Licensor requests in writing that a specific payment be sent via electronic transfer and simultaneously provides the electronic transfer instructions in accordance with Section 17 hereof.

15        Relationship of the Parties:  The relationship of Licensee to Licensor is that of an independent contractor and neither Licensee nor its agents or employees shall be considered employees of the Licensor. Licensor shall pay its costs and expenses incurred in connection with the preparation of this Agreement and its representation hereunder. This Agreement does not constitute and should not be construed as constituting a partnership or joint venture or grant of a franchise between Licensor and Licensee.

16   Assignment:  This Agreement may be assigned by Licensor provided assignee agrees to be bound by the terms and conditions of this Agreement. In the event of a sale, transfer, assignment, pledge, lien, merger or change of control of either party, this Agreement will remain binding on the parties and their successors.  It is the intention of the parties that Licensee or a Permitted Third Party shall sell and distribute the Licensee Products. Licensee may assign, sublicense and/or subcontract its right under this Agreement to any direct or indirect, wholly-owned subsidiary of Licensee by providing Licensor with written notice thereof.  Notwithstanding anything to the contrary in this Agreement, Licensee may assign, sublicense and/or subcontract its rights or any part of its rights under this Agreement to any other entity provided that it obtains prior written consent from Licensor, which consent a) will not be unreasonably withheld; and b) will be provided within ten (10) days of Licensor’s receipt of written notice from Licensee.   For purposes of this Agreement, neither a merger nor a change of control of Licensee (including, without limitation, a sale of all or substantially all assets or a majority of the voting stock of Licensee, or of any permitted assignee, sublicensee or subcontractor) shall be deemed a transaction requiring Licensor’s consent or that affects the validity or effectiveness of this Agreement.  In the event of an assignment, sublicense, subcontract, merger or change of control of Licensee in accordance with the provision of this paragraph, the Agreement will remain binding on Licensor’s and Licensee’s successors.  Any consent by Licensor to the assignment of this Agreement shall not relieve Licensee from its obligations and liabilities hereunder, unless Licensor shall also expressly in writing agree to such relief. In the event of any assignment, all reference herein to Licensee shall mean both Licensee and its assignees, and the assignees shall not be entitled to make any further assignment of this Agreement without the prior written consent of Licensor, which consent will not be unreasonably withheld.

 17      Notices; Submissions by Licensee for Approval:

(a)          Any notice, demand, waiver, consent, approval or disapproval (collectively referred to as “notice”) required or permitted herein shall be in writing, and shall be given either personally and receipted, by messenger, by air courier, or by prepaid registered or certified mail, with return receipt requested, addressed to the parties at the following addresses or at such other address as Licensor or Licensee may hereafter designate in writing:

If to Licensor:	If to Licensee:

Voit Corporation 4414 Centerview Drive Suite 204 San Antonio, TX 78228 Attn: Mr. Jose Ramon Elizondo	Sport Supply Group Inc. 1901 Diplomat Drive Farmers Branch, TX 75234 Attn: Mr. Terrence M. Babilla

With a copy sent to:
Voit Mexico
Poniente 128 #579
Colonia Industrial Vallejo
Mexico City, C.P.02300
Attn:  Mr. Manuel Morales

(b)           A notice shall be deemed received upon the date of deliver if given personally, by messenger, by air courier, or, if given by mail, on the date set forth on the registered or certified mail receipt. Any party may change its address for the purposes of notice by giving notice in accordance with the terms and conditions of this Section 17.

(c)           Any materials submitted by Licensee to Licensor for approval pursuant to this Agreement shall be submitted personally and receipted, by messenger, by air courier, or by prepaid registered or certified mail, with return receipt requested.

18     APPLICABLE LAW:  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF  TEXAS WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS. ANY CASE, CONTROVERSY, SUIT, ACTION OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH, OR RELATED TO THIS AGREEMENT SHALL BE BROUGHT IN ANY FEDERAL OR STATE  COURT LOCATED IN THE COUNTRY AND STATE OF TEXAS. LICENSOR AND LICENSEE HEREBY EXPRESSLY SUBMIT TO THE PERSONAL JURISDICTION AND VENUE OF ANY FEDERAL OR STATE COURT LOCATED IN THE COUNTRY AND STATE OF TEXAS.

19     Cumulative Remedies:  All remedies, rights, undertakings, obligations and agreements contained herein shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party, including without limitation any rights or remedies accruing under the Uniform Commercial Code and any other applicable law.

20     Modification, Amendment, Supplement or Waiver:  No modification, amendment, supplement to or waiver of this Agreement or any of its provisions shall be binding upon the parties hereto unless made in writing and duly signed by the parties to this Agreement. A failure or delay of any party to this Agreement to enforce at any time any of the provisions of this Agreement or to require at any time performance of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions of this Agreement. A waiver by either party of any of the terms and conditions of this Agreement in any one instance shall not be deemed a waiver of such terms or conditions in the future, or of any subsequent breach thereof.

21     Entirety of Agreement:  This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements, promises, representations, understandings, and negotiations, whether written or oral, between the parties with respect to the subject matter hereof.

22     Severability: In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal, or unenforceable provision(s) shall be replaced by a mutually acceptable provision(s), which, being valid, legal and enforceable comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision(s).

23     Headings: The headings in this Agreement are for the purposes of reference only and shall not in any way limit or otherwise affect the meaning or interpretation of any of the terms hereof.

24     Schedules:  The terms and provisions of the schedules attached to this Agreement are hereby incorporated herein as if fully set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

VOIT CORPORATION

By:	/s/ Jose R. Elizondo
Name:	Jose R. Elizondo
Title:	CEO

SPORT SUPPLY GROUP, INC.

By:	/s/ Terrence M. Babilla
Name:	Terrence M. Babilla
Title:	President

SCHEDULE A

TRADEMARKS

Trademarks:

Owner	Trademark	App No / App date	Reg No/ Reg Date	Status
Voit Corporation	Voit, Standard Character Mark	11/4/2008	77562705/	LIVE

Voit Corporation	Voit, Standard Character Mark	9/4/2008	77562682/	LIVE

Voit Corporation	Voit, Typed Drawing	1/29/2001	76201542/	LIVE

Voit Corporation	Voit, Typed Drawing	5/18/1983	73426505/	LIVE

Voit Corporation	Voit, Typed Drawing	8/20/1981	73324531/	LIVE

Voit Intellectual Property shall include the trademarks listed above as well as all graphic designs, patents, copyrights, logos, other designs and intellectual property rights attributable to VOIT CORPORATION.

Schedule A - 1

SCHEDULE B

LICENSED PRODUCTS

1.	Inflated balls and accessory items

2.	Gym mats

3.	Baseballs and softballs

4.	Badminton birds

5.	Baseball batting tees

6.	Field markers

7.	Baseball bases

8.	Baseball and softball bats

9.	Lacrosse equipment

10.	Track and field equipment

11.	Soccer equipment including but not limited to shin guards, uniforms, socks, goal keeper gloves, indoor/outdoor foam balls, soccer goals and nets, and other accessories

12.	Exercise equipment

13.	Physical education equipment and accessories

Schedule B - 1